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                                                                     EXHIBIT 8.2

                  [LETTERHEAD OF LEWIS, RICE & FINGERSH, L.C.]

                               September 1, 1999




Board of Directors
CNB Bancshares, Inc.
20 NW Third Street
Evansville, IN  47739-0001

         Re:      Merger of CNB Bancshares, Inc. into Fifth Third Bancorp


Gentlemen:

         You have requested our opinion as to the federal income tax consequences of the proposed merger (the "Merger") of CNB Bancshares, Inc. ("CNB Bancshares") into Fifth Third Bancorp ("Fifth Third") pursuant to the Affiliation Agreement dated as of June 16, 1999 by and between CNB Bancshares and Fifth Third (the "Affiliation Agreement"). In issuing this opinion letter, we have relied upon (1) the factual representations made by CNB Bancshares in a written statement dated September 1, 1999, and Fifth Third in a written statement dated September 1, 1999, respectively (the "Representations"), (2) the Affiliation Agreement, and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of Fifth Third filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement").

         Based on our review of the Affiliation Agreement, the Representations, and the Registration Statement, and assuming the transactions described therein are completed as described, our opinion as to the federal income tax consequences of the Merger is as follows:

         1. Provided that the Merger qualifies as a statutory merger under applicable Indiana and Ohio law, the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by CNB Bancshares as result of the Merger.

         3. No gain or loss will be recognized by stockholders of CNB Bancshares who receive Fifth Third common stock in exchange for shares of CNB Bancshares common stock, except with respect to cash received in lieu of fractional share interests.
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CNB Bancshares, Inc.
September 1, 1999
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         This opinion letter is predicated upon our understanding of the facts set forth in the Affiliation Agreement, the Representations and the Registration Statement. Any change in such facts may adversely affect our opinion. Furthermore, our opinion is based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service, such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We assume no obligation to update our opinion for any deletions or additions to or modifications of any law applicable to the Merger. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger.

         Each shareholder of CNB Bancshares should consult with a qualified tax advisor for assurance as to the particular tax consequences of the Merger to that shareholder, any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

         We consent to the filing of this letter as an exhibit to the Registration Statement and the reference to our firm and this opinion in the Prospectus/Proxy Statement that forms a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Lewis, Rice & Fingersh, L.C.